TRIMAS REPORTS THIRD QUARTER 2026 RESULTS
•Third quarter net sales increased 7.7% year-over-year, driven by organic growth
•Third quarter operating profit increased to $11.5 million, while adjusted operating profit increased 47.9% to $13.6 million
•Third quarter diluted EPS increased to $0.37; adjusted diluted EPS increased to $0.50
•Ended the quarter with $1.16 billion of cash and cash equivalents
•Signed agreement to sell flexible bag-in-box product line, further streamlining the portfolio and enhancing focus on core businesses
BLOOMFIELD HILLS, Michigan, October 29, 2026 - TriMas (NASDAQ: TRS) today announced financial results for the third quarter ended September 30, 2026.
TriMas reported third quarter 2026 net sales of $178.7 million, an increase of 7.7% compared to $166.0 million in third quarter 2025, driven by organic growth within TriMas Packaging and Specialty Products, as well as favorable foreign currency translation. Operating profit was $11.5 million in third quarter 2026, compared to an operating loss of $3.2 million in the prior year period. Adjusting for Special Items(1), third quarter 2026 adjusted operating profit increased 47.9% to $13.6 million from $9.2 million in the prior year period, reflecting the benefits of cost-reduction and organizational streamlining initiatives.
The Company reported third quarter 2026 income from continuing operations of $13.5 million, or $0.37 per diluted share, compared with a loss from continuing operations of $4.9 million, or $0.12 per diluted share, in third quarter 2025. Adjusting for Special Items(1), third quarter 2026 adjusted income(2) from continuing operations was $18.1 million, compared to $6.8 million in the prior year period. Third quarter 2026 adjusted diluted earnings per share(2) from continuing operations was $0.50, an increase of 194.1% compared to $0.17 in third quarter 2025, primarily reflecting interest income earned on the Company’s cash and cash equivalents, the benefits of cost reduction initiatives and a lower share count resulting from the Company's share repurchase activity.
“2026 has been a pivotal year for TriMas as we continue building a stronger, more focused company following the Aerospace divestiture,” said Thomas Snyder, President and Chief Executive Officer. “Throughout the year, we have taken significant actions to strengthen our leadership team, enhance organizational accountability, streamline our cost structure, advance operational excellence initiatives and better position our commercial organization to support future growth. While our third quarter results have not yet fully reflected the benefits of these actions, and continued to be impacted by the temporary throughput challenges at Norris Cylinder, we are encouraged by the progress underway and the foundation we are building for improved performance over time.”
"Our cost-reduction actions are contributing to year-over-year profit improvement, and we continue to advance operational and commercial initiatives designed to position TriMas for sustainable growth. Supported by a strong balance sheet and financial flexibility provided by the divestiture proceeds, we remain committed to a disciplined and balanced approach to capital allocation, as we execute our strategy to create long-term shareholder value and build a stronger TriMas for the future.”
Financial Position
During the third quarter of 2026, the Company returned capital to shareholders through the repurchase of 233,150 shares of its outstanding common stock for $9.3 million. Year to date through September 30, 2026, TriMas has repurchased 2,229,471 shares for $82.7 million, contributing to a 5.3% net reduction in shares outstanding compared to December 31, 2025. Since announcing the decision to divest TriMas Aerospace in November 2025, the Company has repurchased more than 5.4 million shares. As of September 30, 2026, approximately 35.6 million shares were outstanding, with $67.3 million remaining under the Company's share repurchase authorization. TriMas also returned capital to shareholders through its quarterly cash dividend of $0.04 per share.
The Company reported net cash used in operating activities of continuing operations of $66.7 million for third quarter 2026, compared to net cash provided by operating activities of $9.3 million in third quarter 2025. Free Cash Flow(3) totaled $20.9 million for third quarter 2026, compared to $4.0 million in third quarter 2025. Please see Appendix I for further details.

TriMas ended third quarter 2026 with $1,158.5 million of cash on hand, $1,372.8 million of cash and available borrowing capacity under its revolving credit facility, and a net leverage ratio of 1.7x as defined in the Company's credit agreement. As of September 30, 2026, the Company reported total debt of $397.1 million and Net Debt(4) of $(761.4) million, reflecting a substantial net cash position following the divestiture of TriMas Aerospace, which generated approximately $1.2 billion in net after-tax proceeds. The remaining proceeds are currently invested in interest‑bearing investments pending further redeployment.
Third Quarter Segment Results
The TriMas Packaging group reported third quarter net sales of $147.6 million, an increase of 8.8% compared to the third quarter of 2025. Net sales increased as a result of growth across all major end markets, including beauty and personal care, food and beverage, life sciences and industrial applications, as well as favorable foreign currency translation. Adjusted operating profit and margin improved year-over-year, reflecting the benefits of cost-reduction actions, operational improvement initiatives and raw material cost recovery. In October 2026, the Company signed an agreement to sell Rapak®, a provider of flexible bag-in-box packaging, dispensing and liquid filling solutions. The transaction is expected to close in November 2026 and further advances the Company's portfolio optimization strategy.
TriMas' Specialty Products group reported third quarter net sales of $31.2 million, an increase of 2.7% compared to third quarter 2025. Third quarter operating profit and margin declined year-over-year, as the benefits of higher sales volumes were more than offset by a lag in recovering increased raw material costs and continued temporary manufacturing inefficiencies, primarily related to machine downtime and labor ramp-up. The Company has strengthened operational leadership and is executing targeted operational initiatives to improve throughput, increase machine and labor productivity, and enhance overall cost efficiency.
Discontinued Operations
The divestiture of TriMas Aerospace was completed on March 16, 2026, for approximately $1.5 billion in cash, generating net after-tax proceeds of approximately $1.2 billion. To date, proceeds have been used to repay borrowings under the Company's revolving credit facility, fund additional share repurchases and satisfy a portion of transaction-related tax obligations, while the remaining balance has been invested in liquid, interest-bearing accounts. The Company intends to deploy the remaining proceeds in support of capital allocation priorities, which may include organic growth investments, strategic acquisitions and additional share repurchases.
The results of TriMas Aerospace, along with transaction-related costs, have been classified as discontinued operations for all periods presented.
2026 Outlook
The Company has reaffirmed its adjusted diluted earnings per share(2) (EPS) outlook for full-year 2026 of $1.60 to $1.70. This outlook assumes approximately $10 million of interest income during the fourth quarter of 2026 and no significant changes in interest rates or the redeployment of cash proceeds for the remainder of the year. The Company now expects 4% to 6% year-over-year sales growth across its combined Packaging and Specialty Products businesses, a modest increase from its prior outlook of 3% to 6%. The Company also expects approximately 250 basis points of adjusted operating profit margin expansion year-over-year, reflecting the benefits of cost-reduction actions and organizational realignment initiatives, partially offset by the extended throughput challenges within Specialty Products.
The above outlook includes the impact of all announced acquisitions and divestitures as of October 29, 2026. The outlook provided assumes no significant impact related to input costs or end market demand associated with global conflicts or geopolitical actions. All of the above amounts considered as 2026 guidance are after adjusting for any current or future amounts that may be considered Special Items. The inability to predict the amount and timing of the impacts of these Special Items makes a detailed reconciliation of these forward-looking non-GAAP financial measures impracticable.(1)

Conference Call Information
TriMas will host its third quarter 2026 earnings conference call today, Thursday, October 29, 2026, at 10 a.m. ET. To participate via phone, please dial (877) 407-0890 (U.S. and Canada) or +1 (201) 389-0918 (outside the U.S. and Canada), and ask to be connected to the TriMas third quarter 2026 earnings conference call. The conference call will also be simultaneously webcast via the TriMas website at www.trimas.com, under the "Investors" section, with an accompanying slide presentation. A replay of the conference call will be available on the TriMas website or by dialing (877) 660-6853 (U.S. and Canada) or +1 (201) 612-7415 (outside the U.S. and Canada) with a meeting ID of 13763096, beginning October 29, 2026, at 3:00 p.m. ET through November 11, 2026, at 3:00 p.m. ET.
Notice Regarding Forward-Looking Statements
Any "forward-looking" statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, contained herein, including those relating to TriMas’ business, financial condition or future results, involve risks and uncertainties with respect to, including, but not limited to: general economic and currency conditions; competitive factors; market demand; our ability to realize our business strategies; government and regulatory actions, including, without limitation, the impact of current and future tariffs and reciprocal tariffs, quotas and surcharges, as well as climate change legislation and other environmental regulations; our ability to identify attractive acquisition candidates, successfully integrate acquired operations or realize the intended benefits of such acquisitions; our ability to recognize the benefits of and effectively deploy the net proceeds from the sale of TriMas Aerospace; pressures on our supply chain, including availability of raw materials and inflationary pressures on raw material and energy costs, and customers; the performance of our subcontractors and suppliers; risks and uncertainties associated with intangible assets, including goodwill or other intangible asset impairment charges; risks associated with a concentrated customer base; information technology and other cyber-related risks; risks related to our international operations; changes to fiscal and tax policies; intellectual property factors; uncertainties associated with our ability to meet customers’ and suppliers’ sustainability and environmental, social and governance ("ESG") goals and achieve our sustainability and ESG goals in alignment with our own announced targets; litigation; contingent liabilities relating to acquisition and disposition activities; interest rate volatility; our leverage; liabilities imposed by our debt instruments; labor disputes and shortages; the disruption of operations from catastrophic or extraordinary events, including, but not limited to, natural disasters, geopolitical conflicts and public health crises; the amount and timing of future dividends and/or share repurchases, which remain subject to Board approval and depend on market and other conditions; our future prospects; and other risks that are detailed in the Annual Report on Form 10-K for the year ended December 31, 2025. The risks described are not the only risks facing our Company. Additional risks and uncertainties not currently known to us or that we currently deemed to be immaterial also may materially adversely affect our business, financial position and results of operations or cash flows. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements, except as required by law.
Non-GAAP Financial Measures
In this release, certain non-GAAP financial measures are used. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure may be found in Appendix I at the end of this release. Management believes that presenting these non-GAAP financial measures provides useful information to investors by helping them identify underlying trends in the Company’s businesses and facilitating comparisons of performance with prior and future periods and to the Company’s peers. These non-GAAP financial measures should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.
Reconciliations of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are provided only for the expected impact of amortization of acquisition-related intangible assets for completed acquisitions, as the Company is unable to provide estimates of future Special Items(1) or amortization from future acquisitions without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of such items impacting comparability and the periods in which such items may be recognized. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.
Additional information is available at www.trimas.com under the “Investors” section.
(1) Appendix I details certain costs, expenses and other amounts or charges, collectively described as "Special Items," that are included in the determination of net income, earnings per share and/or cash flows from operating activities under

GAAP, but that management believes should be separately considered when evaluating the quality of the Company’s core operating results, given they may not reflect the ongoing activities of the business.
(2) The Company defines adjusted net income (and on a per diluted share basis, adjusted diluted earnings per share) as net income (per GAAP), plus or minus the after-tax impact of Special Items(1), plus the after-tax impacts of non-cash acquisition-related intangible asset amortization and non-cash compensation expense. While the acquisition-related intangible assets aid in the Company’s revenue generation, the Company adjusts for the non-cash amortization expense and non-cash compensation expense because the Company believes it (i) enhances management’s and investors’ ability to analyze underlying business performance, (ii) facilitates comparisons of financial results over multiple periods, and (iii) provides more relevant comparisons of financial results with the results of other companies as the amortization expense associated with these assets may fluctuate significantly from period to period based on the timing, size, nature, and number of acquisitions.
(3)    The Company defines Free Cash Flow as Net Cash Provided by/Used for Operating Activities, excluding the cash impact of Special Items, less Capital Expenditures. Please see Appendix I for additional details.
(4) The Company defines Net Debt as Total Debt less Cash and Cash Equivalents. Please see Appendix I for additional details.
About TriMas
TriMas designs, manufactures and supplies a broad range of innovative and high‑quality products for the consumer packaging, life sciences and industrial markets through its TriMas Packaging and Specialty Products groups. With approximately 2,500 employees in 12 countries, TriMas is committed to empowering customer success through deep partnerships, strong technical expertise, focused innovation, and exceptional quality and service. Guided by a culture of continuous improvement and operational excellence, TriMas invests in its people and capabilities to deliver long‑term value for all stakeholders. Headquartered in Bloomfield Hills, Michigan, TriMas is publicly traded on NASDAQ under the ticker symbol “TRS.” For more information, please visit www.trimas.com.
Contact
Sherry Lauderback
VP, Investor Relations, Communications & Sustainability
(248) 631-5506
sherry.lauderback@trimas.com

TriMas Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)

	September 30, 2026	December 31, 2025
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$1,158,540	$30,020
Receivables, net	150,200	111,270
Inventories	117,900	108,720
Prepaid expenses and other current assets	31,880	36,380
Current assets, discontinued operations	—	176,280
Total current assets	1,458,520	462,670
Property and equipment, net	238,690	247,510
Operating lease right-of-use assets	34,740	31,800
Goodwill	295,730	300,280
Other intangibles, net	71,460	76,550
Deferred income taxes	6,200	53,670
Other assets	43,720	45,430
Non-current assets, discontinued operations	—	267,170
Total assets	$2,149,060	$1,485,080
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$115,410	$72,280
Accrued liabilities	58,020	59,640
Lease liabilities, current portion	8,060	4,100
Current liabilities, discontinued operations	—	47,650
Total current liabilities	181,490	183,670
Long-term debt, net	397,140	469,170
Lease liabilities	31,150	31,810
Deferred income taxes	30,050	17,710
Other long-term liabilities	57,700	65,840
Non-current liabilities, discontinued operations	—	11,290
Total liabilities	697,530	779,490
Total shareholders' equity	1,451,530	705,590
Total liabilities and shareholders' equity	$2,149,060	$1,485,080

TriMas Corporation
Consolidated Statement of Income
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
Net sales	$178,740	$166,020	$521,600	$490,230
Cost of sales	(142,310)	(131,550)	(412,960)	(384,980)
Gross profit	36,430	34,470	108,640	105,250
Selling, general and administrative expenses	(24,820)	(29,640)	(79,310)	(91,150)
Asbestos-related costs	—	(8,030)	—	(8,030)
Net gain (loss) on dispositions of assets	(100)	20	(70)	5,290
Operating profit (loss)	11,510	(3,180)	29,260	11,360
Other expense, net:
Interest expense	(4,140)	(4,360)	(13,500)	(13,430)
Other income, net	9,920	1,080	22,140	1,310
Other income (expense), net	5,780	(3,280)	8,640	(12,120)
Income (loss) before income tax expense	17,290	(6,460)	37,900	(760)
Income tax (expense) benefit	(3,830)	1,570	(8,930)	220
Income (loss) from continuing operations	13,460	(4,890)	28,970	(540)
Income from discontinued operations, net of tax	5,900	14,190	804,590	38,980
Net income	$19,360	$9,300	$833,560	$38,440
Basic earnings (loss) per share:
Continuing operations	$0.38	$(0.12)	$0.80	$(0.01)
Discontinued operations	0.16	0.35	22.13	0.96
Net income per share	$0.54	$0.23	$22.93	$0.95
Weighted average common shares—basic	35,759,542	40,650,933	36,354,394	40,634,527
Diluted earnings (loss) per share:
Continuing operations	$0.37	$(0.12)	$0.79	$(0.01)
Discontinued operations	0.16	0.35	21.90	0.96
Net income per share	$0.53	$0.23	$22.69	$0.95
Weighted average common shares—diluted	36,063,656	40,650,933	36,738,157	40,634,527

TriMas Corporation
Consolidated Statement of Cash Flow
(Unaudited - dollars in thousands)

	Nine months ended September 30,
	2026	2025
Cash Flows from Operating Activities:
Income (loss) from continuing operations	$28,970	$(540)
Income from discontinued operations	804,590	38,980
Net income	833,560	38,440
Adjustments to reconcile net income to net cash provided by (used for) operating activities, net of acquisition impact:
Net gain on dispositions of assets	(1,040,140)	(5,120)
Depreciation	27,160	29,770
Amortization of intangible assets	6,570	12,940
Amortization of debt issue costs	720	710
Deferred income taxes	4,840	4,140
Non-cash compensation expense	6,960	8,300
Provision for losses on accounts receivable	350	(930)
Change in asbestos liability estimate	—	8,030
Increase in receivables	(46,320)	(18,280)
Increase in inventories	(17,510)	(8,390)
Decrease in prepaid expenses and other assets	12,520	8,250
Increase in accounts payable and accrued liabilities	85,920	3,340
Other operating activities	740	(5,270)
Net cash provided by (used for) operating activities, net of acquisition impact	(124,630)	75,930
Cash Flows from Investing Activities:
Capital expenditures	(20,160)	(43,650)
Acquisition of business, net of cash acquired	—	(37,730)
Net proceeds from disposition of business, property and equipment	1,437,660	21,780
Net cash provided by (used for) investing activities	1,417,500	(59,600)
Cash Flows from Financing Activities:
Proceeds from borrowings on revolving credit facilities	233,000	169,300
Repayments of borrowings on revolving credit facilities	(305,730)	(164,770)
Debt financing fees	—	(1,260)
Payments to purchase common stock	(82,730)	(2,260)
Shares surrendered upon exercise and vesting of equity awards to cover taxes	(4,490)	(1,850)
Dividends paid	(4,400)	(4,950)
Other financing activities	—	30
Net cash used for financing activities	(164,350)	(5,760)
Cash and Cash Equivalents:
Increase for the period	1,128,520	10,570
At beginning of period	30,020	23,070
At end of period	$1,158,540	$33,640
Supplemental disclosure of cash flow information:
Cash paid for interest	$10,180	$9,920
Cash paid for taxes	$132,470	$11,290
Non-cash property additions	$1,900	$—

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
Continuing Operations
(Unaudited - dollars in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
Packaging
Net sales	$147,590	$135,700	$429,680	$406,280
Operating profit	$18,860	$16,290	$52,130	$53,520
Special Items to consider in evaluating operating profit:
Business restructuring and severance costs	1,500	1,900	7,090	2,920
Adjusted operating profit	$20,360	$18,190	$59,220	$56,440

Specialty Products
Net sales	$31,150	$30,320	$91,920	$83,950
Operating profit	$80	$2,370	$3,630	$2,480
Special Items to consider in evaluating operating profit:
Business restructuring and severance costs	—	—	—	1,240
Adjusted operating profit	$80	$2,370	$3,630	$3,720

Corporate Expenses
Operating loss	$(7,430)	$(21,840)	$(26,500)	$(44,640)
Special Items to consider in evaluating operating loss:
Asbestos-related costs	—	8,030	—	8,030
M&A diligence and transaction costs	150	60	1,080	390
System implementation costs	820	1,940	2,700	4,300
Business restructuring and severance costs	(340)	550	1,100	7,500
Gain on sale of Arrow Engine	—	(80)	—	(5,380)
Adjusted operating loss	$(6,800)	$(11,340)	$(21,620)	$(29,800)

TriMas Continuing Operations
Net sales	$178,740	$166,020	$521,600	$490,230
Operating profit (loss)	$11,510	$(3,180)	$29,260	$11,360
Total Special Items to consider in evaluating operating profit	2,130	12,400	11,970	19,000
Adjusted operating profit	$13,640	$9,220	$41,230	$30,360

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
Continuing Operations
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
Income (loss) from continuing operations, as reported	$13,460	$(4,890)	$28,970	$(540)
Special Items to consider in evaluating quality of income (loss) from continuing operations:
Asbestos-related costs	—	8,030	—	8,030
Business restructuring and severance costs	1,160	2,450	8,190	11,660
M&A diligence and transaction costs	150	(960)	1,080	(630)
System implementation costs	820	1,940	2,700	4,300
Write-off of deferred financing fees	—	—	—	100
Gain on sale of Arrow Engine	—	(80)	—	(5,380)
Amortization of acquisition-related intangible assets	1,260	1,710	3,880	4,980
Non-cash compensation expense	1,890	2,880	6,910	5,540
Income tax effect of net income adjustments(1)	(630)	(4,270)	(5,670)	(7,260)
Adjusted income from continuing operations	$18,110	$6,810	$46,060	$20,800

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
Diluted earnings (loss) per share from continuing operations, as reported	$0.37	$(0.12)	$0.79	$(0.01)
Special Items to consider in evaluating quality of EPS from continuing operations:
Asbestos-related costs	—	0.20	—	0.20
Business restructuring and severance costs	0.03	0.06	0.22	0.28
M&A diligence and transaction costs	0.01	(0.02)	0.03	(0.02)
System implementation costs	0.02	0.05	0.07	0.11
Write-off of deferred financing fees	—	—	—	—
Gain on sale of Arrow Engine	—	—	—	(0.13)
Amortization of acquisition-related intangible assets	0.04	0.04	0.10	0.12
Non-cash compensation expense	0.05	0.07	0.19	0.14
Income tax effect of net income adjustments(1)	(0.02)	(0.11)	(0.15)	(0.18)
Adjusted diluted EPS from continuing operations	$0.50	$0.17	$1.25	$0.51
Weighted-average shares outstanding	36,063,656	41,113,322	36,738,157	41,004,160
(1) Income tax effect of net income adjustments is calculated on an item-by-item basis, utilizing the statutory income tax rate in the jurisdiction where the adjustments occurred. For the three and nine month periods ended September 30, 2026 and 2025, the income tax effect on the cumulative net income adjustments varied from the tax rate inherent in the Company's reported GAAP results, primarily as a result of certain discrete items that occurred during the period for GAAP reporting purposes.

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
Continuing Operations
(Unaudited - dollars in thousands)

	Three months ended September 30,
	2026			2025
	As reported	Special Items	As adjusted	As reported	Special Items	As adjusted
Net cash provided by (used for) operating activities	$(66,730)	$94,630	$27,900	$9,310	$3,560	$12,870
Less: Capital expenditures	(7,040)	—	(7,040)	(8,920)	—	(8,920)
Free Cash Flow	$(73,770)	$94,630	$20,860	$390	$3,560	$3,950

	Nine months ended September 30,
	2026			2025
	As reported	Special Items	As adjusted	As reported	Special Items	As adjusted
Net cash provided by (used for) operating activities	$(124,300)	$133,550	$9,250	$32,750	$11,360	$44,110
Less: Capital expenditures	(17,350)	—	(17,350)	(31,490)	—	(31,490)
Free Cash Flow	$(141,650)	$133,550	$(8,100)	$1,260	$11,360	$12,620

	September 30, 2026	December 31, 2025	September 30, 2025
Long-term debt, net	$397,140	$469,170	$407,070
Less: Cash and cash equivalents	1,158,540	30,020	33,640
Net Debt	$(761,400)	$439,150	$373,430

	YOY Sales Growth %
	Organic	Divestitures	Foreign Exchange	Total
Q3 2026 vs. Q3 2025
Consolidated TriMas Corporation	7.2%	—%	0.5%	7.7%
Packaging	8.2%	—%	0.6%	8.8%
Specialty Products	2.7%	—%	—%	2.7%

YTD Q3 2026 vs. YTD Q3 2025
Consolidated TriMas Corporation	4.7%	(0.3)%	2.0%	6.4%
Packaging	3.4%	—%	2.4%	5.8%
Specialty Products	11.2%	(1.7)%	—%	9.5%

Appendix I

TriMas Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
Forecasted Diluted Earnings Per Share Guidance
Continuing Operations
(Unaudited - dollars per share)

	Twelve months ended
	December 31, 2026
	Low	High
Diluted earnings per share (GAAP)	$1.06	$1.13
Pre-tax amortization of acquisition-related intangible assets(1)	0.14	0.14
Income tax benefit on amortization of acquisition-related intangible assets	(0.04)	(0.04)
Pre-tax non-cash compensation expense	0.25	0.28
Income tax benefit on non-cash compensation expense	(0.06)	(0.06)
Impact of Special Items(2)	0.25	0.25
Adjusted diluted earnings per share	$1.60	$1.70
(1) These amounts relate to acquisitions completed as of October 29, 2026. The Company is unable to provide forward-looking estimates of future acquisitions, if any, that have not yet been consummated.
(2) The Company is unable to provide forward-looking estimates of Special Items without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of such items and the periods in which such items may be recognized. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.